UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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XERIS PHARMACEUTICALS, INC.
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

XERIS PHARMACEUTICALS, INC.
180 N. LaSalle Street, Suite 1600
Chicago, Illinois 60601
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [ ● ], 2020
To the Stockholders of Xeris Pharmaceuticals, Inc.:

We cordially invite you to attend a Special Meeting of Stockholders of Xeris Pharmaceuticals, Inc. The Special Meeting will be held at [●], [●] on [●], 2020 at [●] a.m. Central Time. We have determined that the Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting by visiting www.proxydocs/com/XERS. The purposes of the Special Meeting are:

1.To approve a stock option exchange program for certain eligible non-executive employees and consultants who are not executive officers to exchange certain outstanding stock options for stock options with a lower exercise price; and
2.to transact such other business as may properly come before the Special Meeting and any adjournments or postponements of the Special Meeting.

Only Xeris Pharmaceuticals, Inc. stockholders of record at the close of business on August 12, 2020, will be entitled to vote at the Special Meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. To participate in the Special Meeting virtually via the Internet, please visit www.proxydocs.com/XERS. In order to attend, you must register in advance at www.proxydocs.com/XERS prior to the deadline of [●], 2020 at 4:00 p.m. Central Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Special Meeting and to submit questions during the Special Meeting. You will not be able to attend the Special Meeting in person.

By order of the Board of Directors,

Paul R. Edick
President, Chief Executive Officer and Chairman
Chicago, Illinois
[●], 2020

XERIS PHARMACEUTICALS, INC.
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about [●], 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice. Our proxy materials, including the Notice of the Special Meeting, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker or other nominee), a voting instruction form, will be mailed or made available to stockholders on the Internet on or about the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our Special Meeting materials. Therefore, the Notice was mailed to holders of record and beneficial owners of our common stock starting on or about [●], 2020. The Notice provides instructions as to how stockholders may access and review our proxy materials, including the Notice of the Special Meeting, this proxy statement, and the proxy card, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that while our proxy materials are available at the website referenced in the Notice of the Special Meeting, and this proxy statement is available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this proxy statement.

Who is soliciting my vote?

Our board of directors, or Board of Directors, is soliciting your vote for the Special Meeting.
When is the record date for the Special Meeting?

The record date for determination of stockholders entitled to vote at the Special Meeting is the close of business on August 12, 2020.
How many votes can be cast by all stockholders?

There were 46,281,601 shares of our common stock, par value $0.0001 per share, outstanding on August 12, 2020, all of which are entitled to vote with respect to all matters to be acted upon at the Special Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of August 12, 2020.

How do I vote?

As a stockholder of record, you may vote by proxy using a proxy card, vote by proxy on the Internet or by telephone as set forth in the Notice, or vote online during the Special Meeting. Regardless of whether you plan to attend the Special Meeting via webcast, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote even if you have already voted by proxy.

•To vote using the proxy card, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct.

•To vote by Internet, please follow the instructions provided on your proxy card or the Notice.

•To vote by telephone, please follow the instructions provided on your proxy card or the Notice.

•To vote during the Special Meeting, you must do so through www.proxydocs.com/XERS. To be admitted to the Special Meeting and vote your shares, you must register by 4:00 p.m. Central Time on [●], 2020 and provide the control number as described in the Notice or proxy card. After completion of your registration by the deadline, further instructions, including a unique link to access the Special Meeting, will be emailed to you.

If you complete and submit your proxy before the Special Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this proxy statement. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Special Meeting.

How can I attend and vote at the Special Meeting?

We have determined that the Special Meeting will be held in a virtual meeting format only, via the Internet, which no physical in-person meeting. The Special Meeting will be held via live webcast on [●], 2020, starting at [TBD] a.m. Central Time. You are entitled to participate in the Special Meeting if you were a stockholder as of the close of business on our record date of August 12, 2020 or hold a valid proxy for the meeting. To be admitted to the Special Meeting, you must register at www.proxydocs.com/XERS. Stockholders may vote and submit questions while connected to the Special Meeting. We encourage stockholders to login to this website and access the webcast before the Special Meeting's start time. Stockholders may join the meeting fifteen minutes prior to the start of the Special Meeting by clicking on the unique URL included in their access email, which will be sent approximately one hour before the start of the Special Meeting.

In order to attend the Special Meeting, you must register in advance at www.proxydocs.com/XERS prior to the deadline of [●], 2020 at 4:00 p.m. Central Time. Your Notice provides instructions on how to request printed proxy materials and how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. The Internet and telephone voting facilities for stockholders of record will close at 4:00 p.m. Central Time on [●], 2020. Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares.

Further instructions on how to attend, participate in and vote at the Special Meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.proxydocs.com/XERS.

How do I revoke my proxy?

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Special Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on [●], 2020, (2) attending and voting online at the Special Meeting (although attendance at the Special Meeting will not in and of itself revoke a proxy), or (3) filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our corporate secretary. Any written notice of revocation or subsequent proxy card must be received by our corporate secretary prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our corporate secretary or sent to our principal executive offices at Xeris Pharmaceuticals, Inc., 180 N. LaSalle Street, Suite 1600, Chicago, Illinois 60601, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated Bylaws, or bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

How is the vote counted?

Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or certificate of incorporation, or bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. Pursuant to applicable stock exchange rules, Proposal No. 1 is considered a non-routine matter. For non-routine matters, brokers do not have authority, discretionary or otherwise, to vote your shares unless they receive proper instructions to do so from you in a timely manner. If you do not instruct your broker how to vote with respect to Proposal No. 1, your broker may not vote for this proposal, and those votes will be counted as broker “non-votes.” If you hold your shares in “street name”, we strongly encourage you to submit your proxy by following the instructions provided by your nominee and exercise your right to vote as a stockholder as promptly as possible.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We have engaged Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies. Please contact Innisfree with any inquiries:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

How can I know the voting results?

We plan to announce preliminary voting results at the Special Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting.

PROPOSAL 1: APPROVAL OF THE XERIS PHARMACEUTICALS, INC. STOCK OPTION EXCHANGE PROGRAM
Introduction
We are seeking stockholder approval of an option exchange program that would allow certain employees and consultants who are not executive officers to exchange significantly out-of-the-money stock options, meaning outstanding stock options that have an exercise price that is greater than the market price for our stock, for the issuance of new stock options that will be exercisable for fewer shares of our common stock, with an exercise price equal to the fair market value of our common stock on the new grant date and with new vesting terms and a new expiration date (“New Options”). We would like to offer this program to our non-executive employees and consultants because we believe that it will provide a more cost-effective retention and incentive tool than issuing additional equity or paying cash compensation in order to continue to retain and motivate our non-executive employees and consultants. Executive officers and members of our Board of Directors would not be eligible to participate. Based on the number of outstanding stock options as of August 14, 2020, and assuming that all Eligible Options (defined below) are exchanged for New Options and the option exchange program closes on November 1, 2020, we estimate a reduction of approximately 460,833 shares to our overhang of outstanding stock options.

Overview

In early to mid-2020, our Compensation Committee began considering, with input from Radford, which is part of the Rewards Solution practice at Aon plc ("Radford"), an independent compensation consultant, whether an option exchange program would assist with our retention efforts. After a series of discussions and after consideration of various design alternatives, in May 2020, our Board of Directors authorized that we pursue a stock option exchange program for certain current employees and consultants (i.e., excluding former employees and consultants, members of our Board of Directors and our executive officers) (the "Option Exchange Program"), subject to stockholder approval, and constituted a Special Committee comprised of John Schmid and BJ Bormann (the “Special Committee”) to oversee the Option Exchange Program’s implementation. In August 2020, the Special Committee approved the final structure of the Option Exchange Program.

Pursuant to the Option Exchange Program, stock options will be eligible for the program ("Eligible Options") if (1) they are outstanding as of the closing of the Option Exchange Program and were not granted within one year prior to the commencement date of the Option Exchange Program, and (2) they have exercise prices per share greater than or equal to the greater of (a) the 52-week intra-day high of our common stock, as quoted on the Nasdaq Global Select Market (which, as of the 52-week period ending October 2, 2020 (the earliest date we expect to commence the Option Exchange Program if approved by our stockholders and assuming our stock price does not materially increase above its current trading price), was $9.69), and (b) 1.5 times the price per share of our common stock on the commencement date of the Option Exchange Program (the "Threshold Exercise Price"). Stock options can be Eligible Options regardless of whether they were granted as standalone inducement option awards or under one of our equity incentive plans and are held by current employees or consultants at the date of the closing of the Option Exchange Program, excluding our executive officers and members of our Board ("Eligible Participants"). If any Eligible Options are exchanged in the Option Exchange Program, the New Options shall be granted under and be subject to our 2018 Stock Option and Incentive Plan (the "2018 Plan"). The net shares underlying the Eligible Options granted under the 2011 Stock Option/Stock Issuance Plan or 2018 Plan in excess of the shares underlying the New Options will be returned to the pool available for issuance under the 2018 Plan. All other Eligible Options, including those issued as inducement options, that are exchanged for New Options will not be returned to any pool of shares available under our equity incentive plans.

Under the proposed Option Exchange Program, if approved by our stockholders, each New Option will: (1) have an exercise price per share equal to the closing price of our common stock as reported by NASDAQ on the date the New Options are granted, which is expected to be the day after our exchange offer expires (the "Grant Date"), (2) have a term that expires on the seventh anniversary of the Grant Date, and (3) not be exercisable on the date they are granted, even if the corresponding exchanged Eligible Options had previously vested, and instead will vest and become exercisable in two equal annual installments following the Grant Date, subject to the continuous service of the Eligible Participant.

The New Options will be exercisable for fewer shares of our common stock than the Eligible Options in accordance with an exchange ratio as described below. Except as described above, the New Options will otherwise have substantially the same terms and conditions as the corresponding exchanged Eligible Options.

We believe that, if approved by the stockholders, the Option Exchange Program could permit us to:

• enhance long-term stockholder value by restoring competitive incentives to the participants so they are further motivated to complete and deliver the important strategic and operational initiatives of our company, as exercise prices significantly in excess of market price undermine the effectiveness of options as performance and retention incentives; and

• reduce potential overhang, which is the number of shares issuable upon the exercise of outstanding stock options and other stock awards, by reducing the total number of outstanding stock options by approximately 460,833 shares, of which approximately 179,500 shares were issued as inducement options and may not be returned to the 2018 Plan (these amounts are estimates only; the actual overhang reduction will depend upon a number of factors, including the number of Eligible Options exchanged and the applicable exchange ratios).

Under the listing rules of NASDAQ and our 2018 Plan, stockholder approval is required to implement the Option Exchange Program. If our stockholders approve this proposal, our Board of Directors intends to commence the exchange offer as soon as practicable following the special meeting, but in no event later than 12 months thereafter. If we do not obtain stockholder approval of this proposal, we will not be able to implement the Option Exchange Program.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is in the best interests of our stockholders and imperative for the future growth and success of our business. We rely on our employees and consultants to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for many of these employees and consultants, particularly in the pharmaceutical industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees and consultants. At our company, stock options constitute a key part of our incentive and retention programs because our Board of Directors believes that equity compensation encourages employees and consultants to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

When the Compensation Committee approves the grant of a stock option, it establishes the exercise price that the optionee must pay to purchase shares of our common stock when the option is exercised. The per share exercise price is set at the closing price of a share of our common stock as reported by NASDAQ on the date the option is granted. Thus, an optionee receives value only if he or she exercises an option and sells the purchased shares at a price that exceeds the stock option's exercise price.

Our stock price has experienced a significant decline since early 2019. As a result, many of our employees and consultants now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the majority of our outstanding stock options had exercise prices greater than the closing price of our common stock as reported by NASDAQ on August 14, 2020 of $4.19. In addition, as of August 14, 2020, Eligible Participants held options to purchase 2,563,689 shares of our common stock with exercise prices ranging from $0.82 per share to $26.20 per share. We believe the "out-of-the-money" options are no longer effective as performance and retention incentives and that to enhance long-term stockholder value we need to maintain competitive incentive and retention programs. An equity stake in the success of our company is a critical component of these programs. We believe the Option Exchange Program will provide us with an opportunity to restore for Eligible Participants an incentive to remain with us and contribute to the future growth and success of our business. Although we continue to believe that stock options are an important component of our employees' and consultants’ total compensation, many of our employees and consultants view their existing stock options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees and consultants, these options are ineffective at providing the incentives and retention value that our Board of Directors believes is necessary to motivate them to increase long-term stockholder value.

When considering how best to continue to incentivize and reward our employees and consultants who have out-of-the-money stock options, the Compensation Committee engaged Radford to review and evaluate strategies to address this issue. Based on these recommendations and all relevant factors, we determined that a program under which current employees and consultants could exchange stock options with an exercise price greater than or equal to a number determined using the Threshold Exercise Price calculation was most attractive for a number of reasons, including the following:

• Reasonable, Balanced Incentives. We believe that the opportunity to exchange Eligible Options for New Options to be granted with fewer shares, together with a new vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on retention, motivation and performance.

• Reduction of the Number of Shares Subject to Outstanding Options. In addition to the out-of-the-money options having little or no retention value, they also would not otherwise reduce our stock option overhang until they are exercised or expire unexercised. As of August 14, 2020, there were approximately 1,345,814 outstanding stock options with an exercise price equal to or greater than $9.70 per share, with a weighted average exercise price of $15.84, that would be eligible stock options for purposes of the Option Exchange Program. If approved by our stockholders, the Option Exchange Program is expected to reduce our overhang of outstanding stock options by eliminating the ineffective options that are currently outstanding and issued to our non-executive employees and consultants. Under the proposed Option Exchange Program, Eligible Participants will receive stock options covering fewer shares than the exchanged Eligible Options. Based on the number of outstanding stock options as of August 14, 2020 and assuming that all Eligible Options are exchanged in the Option Exchange Program and Option Exchange Program closes on November 1, 2020, we estimate Eligible Options to purchase approximately 1,345,814 shares would be exchanged and cancelled, while New Options covering approximately 884,981 shares would be issued. This could result in a net reduction in the overhang of our equity awards by approximately 460,833 shares, or approximately 1.0% of the fully diluted number of shares of our common stock outstanding as of August 14, 2020, of which approximately 179,500 shares were issued as inducement options and may not be returned to the 2018 Plan. The actual reduction in our overhang that may result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program and the actual exchange ratios. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

• Reduced Pressure for Additional Grants. If we are unable to implement the Option Exchange Program, we may find it necessary to issue additional options to our employees and consultants at current market prices, increasing our overhang. These grants would deplete the current pool of options available for future grants under our 2018 Plan and would also result in increased stock compensation expense, which could negatively impact our stock price.

• Impact on Accounting Expense. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these underwater stock options as they vest, even if they are never exercised because they remain underwater. We believe the Option Exchange Program will allow us to recapture retentive and incentive value from the compensation expense that we have recorded and will continue to record in our financial statements with respect to our Eligible Options. The New Options are not expected to result in significant additional compensation expense and therefore will not have a material adverse impact on our reported earnings.

Description of the Material Terms of the Option Exchange Program
Implementing the Option Exchange Program. We will not commence the Option Exchange Program unless our stockholders approve this proposal. If our stockholders approve this proposal, and our Board of Directors or Special Committee determine to implement the Option Exchange Program, we expect the Option Exchange Program to commence within twelve months of the date of stockholder approval. If the Option Exchange Program does not commence within this time frame, we would not conduct another option exchange program without first seeking stockholder approval. Even if the Option Exchange Program is approved by our stockholders, our Board of Directors will retain the authority, in its sole discretion, to terminate or postpone the program at any time prior to the closing of the tender offer or to exclude certain Eligible Options or Eligible Participants from participating in the Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical.

Upon the offer date, Eligible Participants will receive a written offer setting forth the terms of the Option Exchange Program and may voluntarily elect to participate. The written offer will be governed by the tender offer rules of the SEC. At or before the offer date, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Pursuant to the SEC tender offer rules, we will give Eligible Participants at least 20 business days to elect to surrender Eligible Options in exchange for a lesser amount of New Options.

Outstanding Options Eligible for the Option Exchange Program. To be eligible for exchange under the Option Exchange Program, an option must have an exercise price that is greater than or equal to the Threshold Exercise Price, be outstanding as of the closing of the Option Exchange Program, and have an original grant date not within one year prior to the date of commencement of the Option Exchange Program. As of August 14, 2020, options to purchase approximately 4,832,553 shares of our common stock were outstanding, of which options to purchase approximately 1,345,814 shares would be eligible for exchange under the Option Exchange Program (assuming the Option Exchange Program closes on November 1, 2020) and using a Threshold Exercise Price of $9.70 for the calculation.

Eligibility. The Option Exchange Program will be open to all of our current employees and consultants, excluding our executive officers. Neither our executive officers, former employees or consultants nor members of our Board of Directors will be eligible to participate in the Option Exchange Program. To be eligible, an Eligible Participant must be employed by us at the time the tender offer commences. Additionally, to receive the New Options, an Eligible Participant who exchanges his or her Eligible Options must be an employee or consultant on the Grant Date. As of August 14, 2020, approximately 97 employees and consultants, excluding our executive officers, held Eligible Options.

Calculation of Exchange Ratios. The Option Exchange Program is not a one-for-one exchange. The total number of shares of our common stock underlying a New Option that an Eligible Participant will receive with respect to an exchanged Eligible Option will be determined by dividing the number of shares of our common stock underlying the exchanged Eligible Option by the applicable exchange ratio and rounding to the nearest whole number.

Shortly before the commencement of the Option Exchange Program, our Special Committee will determine exchange ratios by assigning an average exchange ratio to each of the pools of outstanding stock options. The exchange ratios will be applied on a grant-by-grant basis and will generally be designed to result in a fair value, for accounting purposes under ASC Topic 718, of the New Options that will be approximately equal to the fair value of the Eligible Options (based on valuation assumptions made shortly before the Option Exchange Program commences). The exchange ratios will be established by grouping together Eligible Options with certain exercise prices and assigning an appropriate exchange ratio to each grouping, based on the fair value of the Eligible Options (calculated using the Black-Scholes model in compliance with ASC Topic 718) within the relevant grouping. Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value (also calculated using the Black-Scholes model in compliance with ASC Topic 718) that is approximately equal to the fair value of the exchanged Eligible Options. This should minimize any additional compensation cost that we must recognize upon granting the New Options, other than some incremental compensation expense that might result from fluctuations in the fair market value of our common stock after the exchange ratios have been set but before the Grant Date.

Although the exchange ratios cannot be determined prospectively because the fair market value of our common stock will change prior to commencement of the Option Exchange Program, the table below provides an example of the exchange ratios that our Special Committee would use if the fair market value of our common stock is $4.19 per share shortly before the commencement of the Option Exchange Program. As illustrated in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

If the Exercise Price of an Eligible Option is:	The Exchange Ratio would be (Eligible Options to New Options):

$9.70 to $12.00	1.25 for 1
$12.01 to $17.00	1.50 for 1
$17.01 to $18.00	1.50 for 1
$18.01 to $20.00	1.75 for 1
$20.01 and up	1.75 for 1

In this example, if an Eligible Participant elected to exchange an Eligible Option to purchase 1,000 shares with an exercise price of $12.00 per share, that Eligible Participant would receive a New Option to purchase 800 shares (that is, 1,000 divided by 1.25, with the result rounded to the nearest whole number, equals 800).

For illustrative purposes only, the following table shows the number of shares of our common stock underlying outstanding Eligible Options as of August 14, 2020, categorized by the exchange ratios in the example above. The weighted average remaining lives are as of November 2, 2020, the day following the assumed closing date of the Option Exchange Program.

Exercise Price Range of Eligible Options	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in Years)

$9.70 to $12.00	278,500	$10.59	8.50
$12.01 to $17.00	481,019	$13.60	8.07
$17.01 to $18.00	68,000	$17.24	8.15
$18.01 to $20.00	317,795	$19.01	7.84
$20.01 and up	200,500	$22.98	7.95

Election to Participate. Participation in the Option Exchange Program will be voluntary. Eligible Participants will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis.

Exercise Price of New Options. All New Options will be granted with an exercise price equal to the closing price of our common stock as reported by NASDAQ on the Grant Date.

Vesting of New Options. The New Options will not be exercisable on the date they are granted, even if the corresponding exchanged Eligible Options had previously become exercisable. The New Options will vest and become exercisable in two equal annual installments following the Grant Date, subject to the continuous service of the Eligible Participant.

Term of the New Options. The New Options will expire on the seventh anniversary of the Grant Date, which is shorter than the weighted average remaining term in aggregate of Eligible Options.

Other Terms and Conditions of the New Options. The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the Grant Date. Any additional terms and conditions will be comparable to the other terms and conditions of the Eligible Options. All New Options will be incentive stock options (that is, they will qualify for the tax-favored treatment under Section 422 of the Code) to the extent allowable. The shares of our common stock for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

Treatment of Net Shares. The Eligible Options exchanged for New Options will be cancelled. The net shares underlying the Eligible Options granted under the 2011 Stock Option/Stock Issuance Plan or 2018 Plan in excess of the shares underlying the New Options will be returned to the pool available for issuance under the 2018 Plan. All other Eligible Options, including those issued as inducement options, that are exchanged for New Options will not be returned to any pool of shares available under our equity incentive plans.

Accounting Treatment. The incremental compensation expense associated with the Option Exchange Program will be measured as the excess, if any, of the fair value of each new stock option granted to participants in the Option Exchange Program, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. We do not expect the incremental compensation expense, if any, to be material. We will recognize any such incremental compensation expense ratably over the vesting period of the new stock options.

United States Federal Income Tax Consequences. The following is a summary of the anticipated material United States federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the tender offer. We believe the exchange of Eligible Options for New Options pursuant to the Option Exchange Program should be treated as a non-taxable exchange, and no income should be recognized for United States federal income tax purposes by us or our employees or consultants upon the grant of the New Options. However, the Internal Revenue Service is not precluded from adopting a contrary position, and the laws and regulations themselves are subject to change. A more detailed summary of the applicable tax considerations to Eligible Participants will be provided in the tender offer.

Potential Modifications to Terms to Comply with Governmental Requirements. The terms of the Option Exchange Program will be described in a tender offer that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes as the laws and regulations are subject to change.

Effect on Stockholders

We are not able to predict the impact the Option Exchange Program will have on your interests as a stockholder, as we are unable to predict how many participants will exchange their Eligible Options or what the fair market value of our common stock will be on the Grant Date. If the Option Exchange Program is approved, the exchange ratios will result in the issuance of fewer shares subject to the New Options than were subject to the exchanged Eligible Options and may result in an incremental compensation expense for financial reporting purposes. In addition, the Option Exchange Program is intended to reduce both our existing stock option overhang and our need to issue supplemental stock options to optionees that hold significantly out-of-the-money stock options in the future to remain competitive with our competitors. While we cannot predict how many Eligible Options will be exchanged, based on the number of outstanding stock options as of August 14, 2020 and assuming that all Eligible Options are exchanged in the Option Exchange Program and the Option Exchange Program closes on November 1, 2020, we estimate a reduction in our overhang of outstanding stock options of approximately 460,833 shares. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program and the option exchange ratios. Based on these assumptions and following the issuance of the New Options, a net of approximately 281,333 shares will be returned to the share reserve of the 2018 Plan and approximately 179,500 shares issued pursuant to inducement will not be available for future grant of awards under the 2018 Plan.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Special Meeting is required to approve the Option Exchange Program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE APPROVAL OF
THE STOCK OPTION EXCHANGE PROGRAM

PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of August 12, 2020 by:
•each of our directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to beneficially own greater than 5.0% of our common stock.

The column entitled “Shares Beneficially Owned” is based on a total of 46,281,601 shares of our common stock outstanding as of August 12, 2020.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 12, 2020 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Xeris Pharmaceuticals, Inc., 180 N. LaSalle Street, Suite 1600, Chicago, Illinois 60601.

The information below does not reflect the following options to purchase shares of common stock granted on August 14, 2020 at an exercise price of $4.19 to certain of our executive officers as follows: options to purchase 100,000 shares to each of Barry Deutsch and Ken Johnson, an option to purchase 25,000 shares to Steve Prestrelski and an option to purchase 150,000 shares to Beth Hecht.

	SHARES BENEFICIALLY OWNED
	NUMBER	PERCENTAGE
5% Stockholders
Entities affiliated with Redmile Group, LLC (1)	3,000,641	6.48%
Entities affiliated with Deerfield Management Company, L.P. (2)	2,583,291	5.58%
Entities affiliated with Sessa Capital (Master), L.P. (3)	2,481,283	5.36%
Soros Fund Management LLC (4)	2,487,581	5.12%
Directors, Named Executive Officers and Other Executive Officers
Paul Edick (5)	1,334,036	2.83%
John Shannon (6)	403,731	*
Beth Hecht (7)	172,622	*
John Schmid (8)	46,712	*
BJ Bormann (9)	35,483	*
Jeffrey Sherman (10)	35,483	*
Marla Persky (11)	35,483	*
Dawn Halkuff (12)	35,483	*
Mark Thierer (13)	6,550	*
All current executive officers and directors as a group (12 persons) (14)	2,942,176	6.12%
* less than one percent.

(1)  Based solely on a Schedule 13G filed with the SEC on February 14, 2020, consists of 3,000,641 shares of common stock held by certain private investment vehicles and separately managed accounts managed by Redmile Group, LLC, which shares may be deemed beneficially owned by Redmile Group, LLC as investment manager of such private investment vehicles and separately managed accounts. The shares may also be deemed beneficially owned by Jeremy C. Green as the principal of Redmile Group, LLC. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of Redmile Group, LLC is One Letterman Drive, Building D, Suite D3-300, San Francisco, CA 94129.

(2)  Based solely on the Schedule 13G/A filed with the SEC on February 13, 2020, consists of: (i) 1,498,666 shares of common stock held by Deerfield Private Design Fund III, L.P., (ii) 810,000 shares of common stock held by Deerfield Special Situations Fund, L.P., and (iii) 274,625 shares of common stock held by Deerfield Partners L.P. Deerfield Mgmt, L.P. is the general partner of Deerfield Special Situations Fund, L.P. and Deerfield Partners, L.P., and Deerfield Mgmt III, L.P. is the general partner of Deerfield Private Design Fund III, L.P. (collectively with Deerfield Special Situations Fund, L.P., the “Deerfield Funds”). Deerfield Management Company, L.P. is the investment manager of each of the Deerfield Funds. James E. Flynn is the sole member of the general partner of Deerfield Mgmt, L.P., Deerfield Mgmt III, L.P. and Deerfield Management Company, L.P. and as such shares voting and investment control over the shares held by the Deerfield Funds. Mr. Flynn may be deemed to beneficially own the securities held by Deerfield Special Situations Fund, L.P. Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. and Mr. Flynn may be deemed to beneficially own the securities held by Deerfield Private Design Fund III, L.P. The address of the Deerfield Funds is 780 Third Avenue, 37th Floor, New York, NY 10017.

(3) Based solely on the Schedule 13G filed with the SEC on February 21, 2020, consists of 2,481,283 shares of common stock held by Sessa Capital (Master), L.P. (the “Fund”). Sessa Capital GP, LLC is the general partner of the Fund and, as a result, may be deemed to beneficially own shares owned by the Fund. Sessa Capital IM, L.P. is the investment manager of the Fund and, as a result, may be deemed to beneficially own shares owned by the Fund. Sessa Capital IM GP, LLC is the general partner of Sessa Capital IM, L.P. and, as a result, may be deemed to beneficially own shares owned by Sessa Capital IM, L.P. John Petry is the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC and, as a result, may be deemed to beneficially own shares owned by the Fund. The address of the Fund is 888 Seventh Avenue, 30th Floor, New York, New York, 10019.

(4)  Based solely on the Schedule 13G filed with the SEC on July 10, 2020, consists of: (i) 188,020 shares of common stock held for the account of Quantum Partners LP (“Quantum Partners”), (ii) 11,980 shares of common stock held for a certain other fund/account (the “Managed Account”), (iii) 2,121,895 shares of common stock issuable upon the conversion of 5.00% Convertible Senior Notes due 2025 of the Company (the “Convertible Notes”) held by Quantum Partners, and (iv) 165,686 shares of common stock issuable upon the conversion of the Convertible Notes held for the Managed Account. Soros Fund Management LLC (“SFM LLC”) serves as investment manager to Quantum Partners and the Managed Account. As such, SFM LLC has been granted investment discretion over portfolio investments, including the securities of the Company, held for the accounts of Quantum Partners and the Managed Account. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the Manager of SFM LLC. The address of SFM LLC, Quantum Partners and the Managed Account is 250 West 55th Street, 28th Floor, New York, NY 10019.

(5) Consists of (i) 919,472 shares of common stock underlying options exercisable within 60 days of August 12, 2020, (ii) 401,134 shares of common stock, and (iii) 13,430 shares of common stock held by the Paul R. Edick 2008 Revocable Trust (the “2008 Trust Shares”). Mr. Edick may be deemed to beneficially own the 2008 Trust Shares. Mr. Edick disclaims beneficial ownership of the 2008 Trust Shares and this shall not be deemed an admission that he is the beneficial owner of the 2008 Trust Shares.

(6)  Consists of (i) 121,224 shares of common stock and (ii) 282,507 shares of common stock underlying options exercisable within 60 days of August 12, 2020.

(7) Consists of (i) 60,814 shares of common stock and (ii) 111,808 shares of common stock underlying options exercisable within 60 days of August 12, 2020.

(8) Consists of (i) 5,659 shares of common stock and (ii) 41,053 shares of common stock underlying options exercisable within 60 days of August 12, 2020.

(9) Consists of 35,483 shares of common stock underlying options exercisable within 60 days of August 12, 2020.

(10) Consists of 35,483 shares of common stock underlying options exercisable within 60 days of August 12, 2020.

(11) Consists of 35,483 shares of common stock underlying options exercisable within 60 days of August 12, 2020.

(12) Consists of 35,483 shares of common stock underlying options exercisable within 60 days of August 12, 2020.

(13) Consists of 6,550 shares of common stock underlying options exercisable within 60 days of August 12, 2020.

(14) Includes an aggregate of 1,783,111 shares of common stock underlying options exercisable within 60 days of August 12, 2020 held by twelve executive officers and directors.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Xeris Pharmaceuticals, Inc., 180 N. LaSalle Street, Suite 1600, Chicago, Illinois 60601, Attention: Corporate Secretary, telephone: 1-844-445-5704. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING OF STOCKHOLDERS
A stockholder who would like to have a proposal considered for inclusion in our 2021 annual meeting proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 25, 2020. However, if the date of the 2021 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2021 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Xeris Pharmaceuticals, Inc., 180 N. LaSalle Street, Suite 1600, Chicago, Illinois 60601, Attention: Corporate Secretary.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2021 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 4, 2021 and no later than March 6, 2021. Stockholder proposals and the required notice should be addressed to Xeris Pharmaceuticals, Inc., 180 N. LaSalle Street, Suite 1600, Chicago, Illinois 60601, Attention: Corporate Secretary.

OTHER MATTERS
Our Board of Directors does not know of any other matters to be brought before the Special Meeting. If any other matters not mentioned in this proxy statement are properly brought before the Special Meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

EXPENSES AND SOLICITATION

We will bear all costs of solicitation of proxies. In addition to these proxy materials, our directors, officers and employees, without additional remuneration, may also solicit proxies through telephone, e-mail and in-person conversations. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have engaged Innisfree M&A Incorporated ("Innisfree") to solicit proxies from stockholders in connection with the Special Meeting. We will pay Innisfree a fee of approximately $20,000, plus reasonable out-of-pocket fees and expenses for soliciting proxies. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

SPECIAL MEETING OF STOCKHOLDERS XERIS PHARMACEUTICALS, INC.

Date: TBD, 2020
Time: TBD A.M. (Central Daylight Time)
Place: To be held virtually -- please visit www.proxydocs.com/XERS for additional information on virtual meeting registration.
See Voting Instruction on Reverse Side.

To be admitted to the Special Meeting and vote your shares, you must register in advance at www.proxydocs.com/XERS prior to the deadline of TBD, 2020 at 4:00 p.m. Central Time. The control number located in the shaded gray box will be required to register.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends a vote **FOR** proposal 1.

To transact any other business properly brought before the Special Meeting or any adjournment or postponement of the Special Meeting.

Authorized Signatures - This section must be completed for your Instructions to be executed.

________________ Please Sign Here   ________________ Please Date Above

________________ Please Sign Here   ________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Special Meeting of Stockholders Xeris Pharmaceuticals, Inc. to be held Virtually on TBD, 2020 for Holders as of August 12, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/XERS
- Cast your vote online.
- **Have your Proxy Card/Voting Instruction Form ready.**
- View meeting documents.

OR

TELEPHONE

Call
866-229-1034
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Paul R. Edick and Barry M. Deutsch, and each of them, as proxies with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Xeris Pharmaceuticals, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSAL 1.

PROXY TABULATOR FOR

XERIS PHARMACEUTICALS, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Revocable Proxy — Xeris Pharmaceuticals, Inc.
Special Meeting of Stockholders
TBD, 2020 TBD a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Paul R. Edick and Barry M. Deutsch, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Xeris Pharmaceuticals, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders on TBD, 2020, at TBD a.m. (Central Daylight Time) held virtually and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR Proposal 1.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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